UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2005

Easy Gardener Products, Ltd.
(Exact name of registrant as specified in charter)

Texas	333-102296	37-1433686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3022 Franklin Avenue, Waco, Texas	76710
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code (254) 753-5353

Not Applicable
(Former name or former address, if changed since last report)

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Easy Gardener Products, Ltd., the Company, in this filing is updating the guidance previous provided in regards to the deferral of the interest on its 9.40% Cumulative Trust Preferred Securities. The Company is allowed to and has elected, commencing with the August 15, 2004 interest date, to defer the interest on the 9.40% Cumulative Trust Preferred Securities. The deferral does not change the Company’s obligation to make the monthly interest payments but allows the payments to be made at a later date. Deferred payments earn interest monthly at the annualized rate of 9.40%.

The Company continues to have attractive sales growth, with net sales for the year ended June 30, 2005 increasing 7.1% over the year ended June 30, 2004 and the net sales for the year ended June 30, 2004 increasing 9.0% over the prior year. The growth in sales comes from the introduction of new products, the new distribution of existing products and price increases. However, continued

pricing pressure from customers, price increases from suppliers and adverse weather in the peak gardening season have negatively impacted operating performance.

The Company believes that the best use of its current cash flow is to increase its investment in new products and to accelerate the repayment of its term loans on which the interest costs increase each time the prime rate of interest increases. The weighted average interest rate on the Company’s term loans outstanding was 17.7% at August 31, 2005.

As a result of the matters described above, the Company believes that it will continue to defer the interest on the 9.40% Cumulative Trust Preferred Securities for a period longer than originally anticipated, (which was 24 to 30 months from the October 15, 2004 Form 8-K filing date) and may defer the interest for up to the 60 months as permitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 20, 2005.	EASY GARDENER PRODUCTS, LTD.

By: EG Product Management, L.L.C.
It’s General Partner

By: /S/Richard M. Kurz
Name: Richard M. Kurz
Title: Manager/CFO

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